Exhibit 5.1

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

      March 1, 2006

MTM Technologies, Inc.
1200 High Ridge Road
Stamford, CT 06905

Ladies and Gentlemen:

We have represented MTM Technologies, Inc., a New York corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of an aggregate amount of 3,776,923 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of the Company, to be offered and sold by the Selling Securityholders (as defined below). The Shares consist of (i) 3,076,923 shares of Common Stock issuable upon conversion of Series A-5 Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Company held by Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund VI, L.P., and CVC Partners II, LLC (collectively the “Investors”), and (ii) 700,000 shares of our Common Stock issuable upon exercise of warrants (the “Warrants”) held by National Electric Benefit Fund. The Investors, together with National Electric Benefit Fund, are collectively referred to herein as the “Selling Securityholders.” The Preferred Stock and Warrants are outstanding and currently owned by the Selling Securityholders. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In such examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of originals of such latter documents. Based upon the foregoing, we are of the opinion that as of the date hereof the Shares to be issued in accordance with the terms of the Preferred Stock and Warrants, have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery, and in the case of the Warrants, payment of the exercise price therefore in the manner contemplated by the Warrants, will be validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

      Very truly yours,

      /s/ Thelen Reid & Priest LLP

      THELEN REID & PRIEST LLP